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                                                                    EXHIBIT 21.1

                           SUBSIDIARIES OF REGISTRANT

Quintus Corporation wholly owns Quintus CallCenter Solutions Co., a Canadian corporation, Quintus CallCenter Solution BV (Netherlands), a company incorporated in the Netherlands, Acuity Corp., a Delaware corporation and Mustang.com, Inc., a California corporation. Quintus Corporation also owns approximately 20% of the outstanding capital stock of Logic Programming Associates, LTD, a company incorporated under the laws of England.